UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2022

Commission File Number 1-7062

INNSUITES HOSPITALITY TRUST

(Exact name of registrant as specified in its charter)

Ohio	34-6647590
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

InnSuites Hotels Centre

1730 E. Northern Avenue, Suite 122

Phoenix, AZ 85020

(Address of principal executive offices)

Registrant’s telephone number, including area code: (602) 944-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of beneficial interest without par value	IHT	NYSE-American

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 15, 2021, InnSuites Hospitality Trust (the “Trust”) received a letter from the NYSE American informing the Trust that the staff of the NYSE American’s Corporate Compliance Department had determined that the Trust is not in compliance with Sections 1003(a)(ii and iii) of the NYSE American Company Guide due to the Trust having stockholders’ equity of less than $4.0 million, and $6.0 million, respectively, and net losses from continuing operations in its five most recent fiscal years ended January 31, 2021.

The NYSE American’s letter informed the Trust that, to maintain its listing, it must submit a plan of compliance by December 15, 2021, which the Trust has completed, addressing how it intends to regain compliance with the NYSE American’s continued listing standards within the maximum potential 18-month plan period available (the “Plan Period”). Elements of the compliance plan include the increased investment in clean energy UniGen Power, Inc. (UniGen), with IHT potentially holding up to an approximate 25% ownership stake in UniGen, at a time when UniGen profits begin to materialize, sale of one or more of its assets (Management believes IHT hotels have a much lower book value than market value), sale of additional Trust stock at market value, anticipated and continuation of the current operational upward current trends in hotel gross operating profits, as well as additional steps toward full compliance.

On January 28, 2022, the NYSE American informed the Trust it has accepted the proposed Plan submitted, and granted the Plan Period through May 15, 2023.

The Trust continues to monitor its stockholders’ equity and is reviewing potential actions that can and are being taken to increase its stockholders’ equity to attain and maintain compliance with the NYSE American’s listing standards.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of InnSuites Hospitality Trust, dated Febuary 2, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InnSuites Hospitality Trust

By:	/s/ James F. Wirth
James F. Wirth
Chairman and Chief Executive Officer

Date: February 3, 2022

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of InnSuites Hospitality Trust, dated February 2, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)